EXHIBIT 99.1

Central Garden & Pet Announces Randal D. Lewis as New Director

Randal D. Lewis Brings Decades of Experience in Consumer Products

WALNUT CREEK, Calif.— Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA), a market leader in the pet and garden industries, today announced that it has appointed Randal D. Lewis to its Board of Directors, effective December 11, 2024.

Mr. Lewis brings to Central more than 34 years of experience in the consumer products industry, including 17 years at Spectrum Brands Holdings, Inc. (“Spectrum”). Most recently he served as Spectrum’s Executive Vice President and Chief Operating Officer, with direct responsibility for all of its operating divisions, through December 2022. Prior to that role, Mr. Lewis was President of Spectrum’s Global Consumer Division, which included its Global Auto Care, Global Pet Care and Home & Garden business units. Previously he served as President of Spectrum’s Pet, Home & Garden business units. Mr. Lewis’ earlier roles at Spectrum included Senior Vice President and General Manager of its Home & Garden business and Vice President, Home & Garden Manufacturing. Prior to joining Spectrum, he held various roles of increasing responsibility with the former United Industries Corporation, now owned by Spectrum, from 1997 until 2005, and with Unilever from 1989 until 1997.

“On behalf of the Board, I am pleased to welcome Randy Lewis as a new director. Randy has deep and broad experience as an operational leader in our two industries, pet and garden. His invaluable perspective will enhance our ability to serve clients, expand into new markets and fuel our next phase of growth,” said Bill Brown, Chairman of the Board of Directors of Central Garden & Pet. “The Board and I look forward to working with Randy and to his active participation as a director.”

Mr. Lewis earned a Bachelor of Science degree in mechanical engineering from the University of Illinois, Urbana-Champaign.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA) understands home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2024 net sales of $3.2 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, C&S®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities, and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California, with 6,450 employees primarily across North America. Visit www.central.com to learn more.

Investor & Media Contact

Friederike Edelmann

VP of Investor Relations & Corporate Sustainability

(925) 412 6726

fedelmann@central.com